EXHIBIT 13.2

                       ORGANIZATIONAL EXPENSES AGREEMENT
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The Purisima Funds, a Delaware business trust (the "Trust") and Kenneth L.
Fisher ("Fisher"), in consideration for the engagement by Fisher
Investments, Inc. as the investment adviser for the series of the Trust designated the Purisima Total Return Fund (the "Fund") pursuant to a separate agreement, hereby agree as follows:

1. ADVANCEMENT OF EXPENSES. Fisher shall pay all of the organizational expenses of the Fund, including but not limited to initial fees for registration of the shares of the Fund under applicable law and fees for services rendered prior to the commencement of the initial public offering of shares of the Fund, subject to the right to be reimbursed pursuant to paragraph 2.

2. REIMBURSEMENT AND AMORTIZATION OF EXPENSES. The Fund shall amortize the organizational expenses over a period of 60 months beginning with the month in which the Fund commences the initial public offering of shares of the Fund, and the Fund shall reimburse Fisher during the period of such amortization.

3. LIMITATION ON REIMBURSEMENT. If the Fund liquidates during such 60-month period prior to the complete amortization of all organizational expenses, neither the Fund nor the Trust shall have any duty to reimburse Fisher for organizational expenses unamortized as of the time of liquidation.

4. LIMITATION ON REDEMPTION OF INITIAL INVESTMENT. Fisher agrees that, in the event that he or any transferee thereof redeems any percentage of his initial investment in the Fund prior to the 60-month amortization period, the Trust is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Trust in the event of such a redemption, Fisher agrees to reimburse the Trust immediately for any unamortized organizational expenses in the proportion stated above.

5. OBLIGATION OF THE TRUST. This agreement is executed by an officer of the Trust on behalf of the Trust and not individually. The obligations of this Agreement are binding only upon the assets and property of the Fund and the Trust and not upon the trustees, officers or shareholders of the Trust individually. The Agreement and Declaration of Trust under which the Trust was organized and operates is on file with the Secretary of State of Delaware.


Dated:  September 16, 1996
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THE PURISIMA FUNDS                 KENNETH L. FISHER
("Trust")                         ("Fisher")

By: /s/ Kenneth Fisher              By: /s/ Kenneth Fisher
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